Exhibit 10.27

Savvior Technology Solutions Sales Agreement

This sales agreement is executed on October 11, 2004, by and between Savvior Technology Solutions, a Pennsylvania Corporation with its principal place of business at 800 Vinial Street, Suite B208 Pittsburgh, Pa. 15212 (“Seller”) and Public Media Works, a Delaware Corporation with its principal place of business at 14759 Oxnard Street, Van Nuys, CA  91411-3122 (“Buyer”).

Sales Agreement. The Buyer agrees to buy, and the Seller agrees to sell, a non-transferable licensed version of the Content Management, Knowledge Management, & eCommunications Management Systems to the Buyer: See attached Estimate Proposal and 8 Sharp Project Outline.

Price. The Buyer agrees to pay the Seller the following service and/or licensing fees, according to the attached Fees Schedule for the initial deployment, installation, maintenance and one enterprise licensed version of the Content Management, Knowledge Management, & eCommunications Management Systems.

Delivery. The Seller will deliver the Content Management, Knowledge Management, & eCommunications Management Systems, as well as the outlined feature enhancements, to the Buyer via the web hosting solution provided by the Seller over the course of the time period between November 1, 2004 and January 31, 2005 according to the attached “Deliverable Schedule”. The Goods will be deemed received by the Buyer when delivered and all bugs or system errors will be corrected by Savvior at no additional cost and repaired during normal business hours M-F, 9am-5pm EST.

Risk of Loss. The risk of loss from any casualty to the Content Management, Knowledge Management, & eCommunications Management Systems, regardless of the cause, will be the responsibility of the Seller until the Content Management, Knowledge Management, & eCommunications Management Systems has been received by the Buyer.  Savvior is not liable for 3rd parties vendor activities.

Warranties. The Seller Warrants that the Content Management, Knowledge Management, & eCommunications Management Systems is now free, and that at the time of delivery will be free from any security interest or other lein or encumbrance and that it has full title to the Content Management, Knowledge Management, & eCommunications Management Systems and full authority to internally sell additional seat licenses to the Content Management, Knowledge Management, & eCommunications Management Systems. Furthermore, the Seller warrants that at the time of signing this Agreement, the Seller neither knows, nor has reason to know, of the existence of any outstanding title or claim of title hostile to the rights of the Seller in the Content Management, Knowledge Management, & eCommunications Management Systems.

ARBITRATION - Should a dispute between the parties arise concerning the construction, meaning or effect of this Agreement or any agreement or covenant entered into pursuant to this Agreement or the termination of this Agreement or the termination of any such agreements or covenants (other than a matter dealt with in this Agreement or any agreement or covenant entered into pursuant thereto whereby such agreement or covenant specifically states that a certain determination shall be final and binding), or the rights or obligations of the parties hereto or their heirs, executors, administrators, successors or assigns, then, said dispute shall be resolved by an independent mediator (the “Mediator”), chosen by agreement of the parties, or if the parties cannot agree, chosen by the American Arbitration Association, with any costs or fees to be shared equally by “SAVVIOR” and “the Client”.  Any decision by the Mediator shall be final and binding upon the parties.

Acceptance of Goods. The Buyer will have the right to inspect the goods on arrival, and within 60 business days after delivery, the Buyer must give notice to the seller of any claim for damages on account of condition, quality, or grade of the goods, and the Buyer must specify the basis of the claim of the Buyer in detail. The failure of the Buyer to comply with these conditions will constitute irrevocable acceptance of the goods by the Buyer.

CLIENT SUPPORT - Provide technical support for the Products to Client by way of email response and telephone, as SAVVIOR in its sole discretion deems necessary. SAVVIOR reserves the right to refuse service to Client who abuses the support system. Such abuse may include, but not be limited to:

(a)           Excessive requests for assistance where answers are provided within the documentation supplied to the Client;

(b)           Requests for technical support not directly related to the Products;

(c)           Verbal or written abuse of SAVVIOR Resellers or agents.

Indemnification

a. SUBJECT TO THE PROVISIONS CONTAINED IN SECTION     BELOW. SAVVIOR SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS PublicMediaWorks WITH RESPECT TO ALL CLAIMS OR ACTIONS. OR SETTLEMENTS RELATED TO ANY SUCH CLAIMS OR ACTIONS, AGAINST PublicMediaWorks, Inc.  FOR LIBEL, SLANDER, PIRACY, PLAGIARISM, INVASION OF PRIVACY OR INFRINGEMENT OF COPYRIGHT RESULTING FROM MATERIAL PREPARED BY SAVVIOR IN CONNECTION WITH THE CONTENT MANAGEMENT, KNOWLEDGE MANAGEMENT, & eCOMMUNICATIONS MANAGEMENT SYSTEMS BUT ONLY TO THE EXTENT THAT PublicMediaWorks DID NOT CONSENT TO THE USE OF SUCH MATERIAL OR PARTICIPATE IN THE CREATION OF SUCH MATERIAL.

b. PublicMediaWorks SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS SAVVIOR WITH RESPECT TO ANY CLAIMS OR ACTIONS, OR SETTLEMENTS

RELATING TO ANY SUCH CLAIMS OR ACTIONS’ INSTITUTED BY THIRD PARTIES WHICH RESULT FROM OR IN CONNECTION WITH: (i) ANY MATERIAL FURNISHED BY PublicMediaWorks TO SAVVIOR TO BE USED IN CONNECTION WITH SAVVIOR’S PERFORMANCE OF ITS OBLlGATIONS HEREUNDER (ii) WHERE MATERIAL CREATED BY SAVVIOR HAS BEEN CHANGED BY PublicMediaWorks AND IS SUBSEQUENTLY USED, (iii) USE BY PublicMediaWorks OF ANY ADVERTISING OR PROMOTIONAL MATERIAL FOLLOWING THE TERMINATION OR EXPIRATION OF THIS LETTER AGREEMENT, OR (iv) PERFORMANCE BY SAVVIOR TECHNOLOGY SOLUTIONS OF ITS OBLIGATIONS HEREUNDER. ANY INFORMATION OR DATA OBTAINED BY SAVVIOR FROM PublicMediaWorks TO SUBSTANTIATE CLAIMS MADE IN ADVERTISEMENTS OR PROMOTIONS SHALL BE DEEMED TO BE “MATERIALS FURNISHED BY PublicMediaWorks FOR PURPOSES OF THIS SECTION.

c. PublicMediaWorks AGREES TO INDEMNIFY DEFEND AND HOLD HARMLESS SAVVIOR WITH RESPECT TO ANY DEATH OR PERSONAL INJURY, PROPERTY DAMAGE CLAIMS OR ACTIONS OR OTHER CLAIMS ARISING FROM OR IN CONNECTION WITH: (i) ANY USE OF PublicMediaWorks’s PRODUCTS OR SERVICES, (ii) ANY GIFTS, PRODUCT SAMPLES OR REWARDS DISTRIBUTED, OR (iii) THE PRESENCE OF, OR ACTS OR OMISSIONS OF, PublicMediaWorks’s REPRESENTATIVES, AGENTS, OR EMPLOYEES WITH RESPECT TO WORK PERFORMED BY SAVVIOR. IF PublicMediaWorks SECURES PRODUCT LIABILITY INSURANCE WITH RESPECT TO THE USE OF ANY PRODUCTS ASSIGNED TO SAVVIOR, PublicMediaWorks WILL CAUSE SAVVIOR TO BE NAMED AS A CO-INSURED AND SHALL MAINTAIN SUCH POLICY AT PublicMediaWorks’s SOLE COST AND EXPENSE.

Notices. All notices, demands or consents required or permitted under this Agreement will be in writing and will be delivered, sent by facsimile or mailed certified return receipt requested to the respective parties at the addresses set forth above or at such other address as such party will specify to the other party in writing. Any notice required or permitted to be given by the provisions of this Agreement will be conclusively deemed to have been received on the day it is delivered to that party by U.S. Mail with acknowledgment of receipt or by any commercial courier providing equivalent acknowledgement of receipt.

The “Copyrighted Material” means all materials produced, authorized, originating from or otherwise created for the benefit of SAVVIOR, the Reseller and their sales representatives with respect to the Products, including, without limitation, all audio-visual materials, computer software, electronic files, graphic designs, web files of any nature, programming libraries other computer code, so produced, authorized, originated or created, all of which are deemed to be the exclusive property of SAVVIOR;

“Products” means the digital media developments, enhancements, software and systems developed, resold under license, and provided under consulting, development or personnel agreements to our clients by our subcontracted or employed personnel. These Products may include, but are not limited to: Content Management, Project Management, Knowledge Management, eCommunications, Document management, web development, e-commerce programming, documentation, research, consultation, merchant reporting services, database development, e-mail access and promotions, credit card and other transaction processing systems, shopping carts, catalog sales systems and their installation and maintenance.

“Services” means the digital media developments, enhancements, software and systems developed, resold under license, and provided under consulting, development or personnel agreements to our clients by our subcontracted or employed personnel. These services may include, but are not limited to: web development, web page design, graphic design, audio design, e-commerce programming, webmastering, copywriting, videography, media preparation, documentation, research, consultation, merchant reporting services, data analysis, database development, website hosting, file transfer, publicity and PR services, interactive media, email access and promotions, credit card and other transaction processing systems, shopping carts, catalog sales systems and their installation and maintenance.

Governing Law. This agreement, and all rights and obligations of the parties will be governed by the Uniform Commercial Code as enacted by the State of Pennsylvania. Any disputes hereunder will be heard in the appropriate federal and state courts located in the County of Allegheny in the State of Pennsylvania.

Relationship of Parties. Nothing contained in this Agreement shall be deemed or construed by the parties, or by any third party, to create the relationship of partnership, joint venture or agent and principal between the parties hereto, it being understood and agreed that the relationship between the parties hereto shall be the relationship of independent parties contracting for services. Neither Sponsor nor Chancellor has, and neither shall hold itself out as having, any authority to enter into any contract or create any obligation or liability on behalf of, in the name of, or binding upon the other.

Force Majure. If performance by a party of any service or obligation under this Agreement is prevented or delayed by reason of floods, lightning, severe weather, earthquakes, war or revolution which prevention or delay could not have been avoided by reasonable precautions, then the such party shall be excused from the performance to the extent of such prevention or delay provided that the party shall make reasonable efforts to resume performance.

Waiver. The failure of either party at any time to require performance by the other party of any provision of this Agreement shall not affect in any way the full right to require the performance at any subsequent time. The waiver by either party of a breach of any provision of this Agreement shall not be taken or held to be a waiver of the provision itself. Any course of performance shall not be deemed to amend or limit any provision of this Agreement.

Severability The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision. Any invalid or unenforceable provision shall be deemed severed from this Agreement to the extent of its invalidity or unenforceability, and this Agreement shall be construed and enforced as if the Agreement did not contain that particular provision to the extent of its invalidity or unenforceability.

Entire Agreement. The parties acknowledge that this Agreement expresses their entire understanding and agreement, and that there have been no warranties, representations, covenants or understandings made by either party to the other except as expressly set forth in this section. The parties further acknowledge that this Agreement supersedes, terminates and otherwise renders null and void any and all prior or contemporaneous agreements or contracts, whether written or oral, entered into between the Buyer and the Seller with respect to the matters expressly set forth in this Agreement.

We have carefully reviewed this contract and agree and accept its terms and conditions. We are executing this Agreement as of the day and year first written above.

BUYER:	SELLER:

/s/ Thomas A. Szabo	/s/ Keith P. Giuliani
Thomas A. Szabo	Keith P. Giuliani
CEO	CEO, Savvior Technology Solutions

FEES Schedule

Phase I
To be implemented in phased deliverables between
November 1, 2004 and January 31, 2005

See attached Deliverable Schedule

Consulting

•      Review Site Design/Layout

•      CMS, KMS, eCommunications, & other custom programming functionality

•      Best Solutions

Project Management

Web Design / Creative Design

•      Basic Site Design

•      10-12 Templates created by 8 Sharp

•      All site copy will be inserted into CMS by 8 Sharp

•      Templates converted into Dreamweaver files by Savvior

•      Savvior inserts Dreamweaver files into CMS

Flash Design

•      Flash Design for Site Elements created by 8 Sharp

•      Other Potential Flash Components

•      Some Flash elements managed using CMS

Content Management System [Savvior]

•      Web Site Management Application

•      Installation

•      Implementation

•      Training (5 users at launch)(via WebX)(1 hour for all 5 users)

•      Custom Programming:

•      Share with friend feature

•      Print this page feature

•      Calendar Functionality

•      Custom voting design with survey/form feature

eCommunications Module [Savvior]

•      Broadcast E-Mail Application

•      Installation

•      Implementation

•      Training (5 users at launch)(via WebX)(1 hour for all five users)

Knowledge Management System [Savvior]

•      Dynamic FAQ

•      Installation

•      Implementation

•      Training (5 users at launch)(via WebX)(1 hour for all five users)

Merchant Account and Setup & Commerce [Savvior]

•      Costs dependent on the merchant and functionality desired of the site

•      Savvior to deploy cart and tie to Merchant Account

•      3rd party shopping cart fees apply (estimate fees at max will not exceed $500 for the cart itself)

Dedicated Hosting [Savvior]

•      Dedicated hosting is recommended because of the possibility of secure transactions and high volume of users

•      SSL Enable (need 3rd party certificated)

•      Unlimited e-mail accounts

•      Co-Located Facility

•      Use Public Media Works newly purchased servers for hosting & deploy in Savvior co-location facility

•      Savvior will host on Savvior servers during the development phase, however monthly fees apply once co-located servers are activated

•      Servers managed 24/7/365

•      Backed up to remote hard drive

•      Installation of Flash Communications Server MS (license costs responsibility of PublicMediaWorks)

•      Additional Bandwidth Fees: WAITING!!!

•      Optional future stats packages: WAITING!!!

Additions Elements added in Phase 1:

•      Points-based system tracked by individual visitor

•      Advertiser tracking system with granular reporting capabilities

•      Message Boards & Chat Rooms

•      Update a few Flash files using CMS

•      Java window for latest news & info

•      Sweepstakes w. auto email notifications

•      Store Coupon Codes (electronic redemption via shopping cart)

•      Internet Marketing Campaign…client choose to have Savvior set up Metatags, but do not want paid placement in search engines or participate in the Internet Marketing Campaign

Fee Description	Amount	Time Period Payable
Dedicated Hosting and Co-location Fees	$1,000 monthly* If bandwidth exceeds X then additional direct to client charges may range from $X to $X. $27,000 over 2 years.	10/15/04 — 10/14/06

License of Content Management System, Knowledge Management System, and eCommunications System	$4,500 monthly Total $108,000 over the 2-year contract.	1/1/05 — 12/31/06

Ongoing Customization Retainer: 12 monthly/288 total hours of customization programming.	$1,000 monthly ($83 hourly) Unused monthly hours can be saved for larger projects/additions. $23,000 over 2 years.	2/1/05 — 12/31/06

Service Fees for Initial Custom Programming and Set-Up	$22,500 one time	Quarterly installments of $5,625 due on 1/1/05, 4/1/05, 7/1/05, 10/1/05

TOTAL All costs over 27 months 10/15/04 – 12/31/06	$180,500	Average monthly payment: $6,5000 Does not include quarterly installments.

Deliverables Schedule

November 1, 2004

•      Build the web site structure within the CMS using 8 Sharp designs.

•      Push “The Public Website”* live including new visitor registration.

•      Create ability to collect user profiles.

•      Track visitors actions based on standard web tracking statistics.

•      Have the ability to manually, mass email visitors who signed up on the web site.

•      Import emails from previous registrations on older versions of the web site.

•      Stream Flash created by 8 Sharp.

November 15, 2004

•      Push the first Virtual Studio Production Stage*— Carpool Guy — live with content as provided and/or entered by 8 Sharp.

•      Survey (custom voting application) visitors w/ user profiles.

•      Set up eCommerce for up to 25 products

•      (Initially, manually process credit card orders).

•      Have site structure for “Studio Buildings” complete and ready for content population.

December 1, 2004	Have My Office Elements working. Have fully functioning eCommunications systems running.

December 15,2004	Have the Knowledgebase system up and running.

January 15,2005

Have the back-end of the Content Management System fully programmed and usable by non-technical people.

Have the Points system fully automated.

Have the PMW Store fully completed and editable by a non-technical person with auto credit card processing.

January 31, 2005	Coupon redemption codes completed. Sweepstakes completed.

As defined in the Functional Specifications, Version 1.0 developed by 8 Sharp on Sept. 19, 2004

EFFECT OF TERMINATION - In the event of termination, all rights of the Savvior Applications remain property of Savvior, however the Client is permitted under this Agreement to one licensed version of each purchased application from SAVVIOR, with exception only where noted herein. The Client will immediately notify Savvior in writing regarding the termination and agree to not resell the Copyrighted Materials/Applications of SAVVIOR.  All Copyrighted Materials will be returned to SAVVIOR if project ceases to exist within 72 hours of termination.

If for any reason Public Media Works decides to leave Savvior Technology Solutions, the total contract balance is due immediately upon termination.